PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 14, 1999                    REGISTRATION NO. 333-75865

                              SOLECTRON CORPORATION

                                 $1,656,000,000
         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON -- SENIOR) DUE 2019
                                       AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Liquid Yield Option(TM) Notes (Zero Coupon -- Senior) due 2019 (the "LYONs") of Solectron Corporation (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated June 14, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each Selling Securityholder of the LYONs that may be offered using this prospectus. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                        Principal Amount
                                         at Maturity of
                                             LYONs                                     Number of
                                          Beneficially        Percentage of            Shares of               Percentage of
                                             Owned                LYONs              Common Stock               Common Stock
             Name                      That May Be Sold        Outstanding        That May Be Sold(1)         Outstanding(2)
            ------                     -----------------      -------------      ---------------------       ----------------
Merrill Lynch P.F.S. Inc.                 $  967,000               *                   7,225                        *
RGA Reinsurance Trust                     $   50,000               *                     374                        *
Van Kampen Convertible Securities Fund    $1,000,000               *                   7,472                        *
Van Kampen Emerging Growth Fund           $  800,000               *                   5,978                        *
Van Kampen Growth Fund                    $   19,000               *                     142                        *
Van Kampen Harbor Fund                    $5,000,000               *                  37,360                        *
Van Kampen LIT Emerging Growth Fund       $   10,300               *                      77                        *
Van Kampen Technology Fund                $   30,000               *                     224                        *


------------

*    Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 253,032,261 shares of common stock outstanding as of June 9, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

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     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                               ------------------


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
             AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
                SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------

     The date of this Prospectus Supplement is November 30, 1999.
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(TM) Trademark of Merrill Lynch & Co.